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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE TO/A
                                 AMENDMENT NO. 1
                                  (RULE 13e-4)
        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 ---------------


                          INFONET SERVICES CORPORATION
         (NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON (OFFEROR))

      OPTIONS TO PURCHASE CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE,
              WITH AN EXERCISE PRICE OF $13.00 OR HIGHER PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   45666T 10 6
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                                PAUL A. GALLEBERG
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          INFONET SERVICES CORPORATION
                             2160 EAST GRAND AVENUE
                          EL SEGUNDO, CALIFORNIA 90245
                                 (310) 335-2600
       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
           NOTICES AND COMMUNICATIONS ON BEHALF OF THE FILING PERSON)

                                    COPY TO:
                               WILLIAM J. CERNIUS
                                LATHAM & WATKINS
                        650 TOWN CENTER DRIVE, SUITE 2000
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 540-1235

                                 ---------------

                            CALCULATION OF FILING FEE

         TRANSACTION VALUATION*                        AMOUNT OF FILING FEE
         ----------------------                        --------------------
               $5,588,122                                    $1,117.62**
                                                              --------

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 6,403,150 shares of Class B common stock of Infonet Services Corporation having an aggregate value of $5,588,122 as of January 2, 2002 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b)(2) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

**   Previously paid.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         Amount Previously Paid: Not applicable. Filing party: Not applicable. Form or Registration No.: Not applicable. Date Filed: Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

       [ ]  third-party tender offer subject to Rule 14d-1

       [X]  issuer tender offer subject to Rule 13e-4

       [ ]  going private transaction subject to Rule 13e-3

       [ ]  amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer [ ]

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     This Amendment No. 1 amends and supplements the Tender Offer Statement on
Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission on January 7, 2002 relating to an offer by Infonet Services Corporation, a Delaware corporation, to exchange all options to purchase shares of Infonet Services Corporation's Class B common stock ("Class B common stock"), par value $0.01 per share ("option shares"), with an exercise price of $13.00 or higher per share (the "options") outstanding under eligible option plans and held by eligible employees, for new options (the "new options") to purchase shares of Class B common stock to be granted under eligible option plans, upon the terms and subject to the conditions set forth in the Offer to Exchange Certain Outstanding Options dated January 7, 2002, as amended January 17, 2002 (the "offer to exchange"), and the related Election Concerning Exchange of Stock Options form (the "election form" and, together with the offer to exchange, as they may be amended or supplemented from time to time, the "offer"), attached hereto as Exhibit (a)(1)(i) and Exhibit (a)(1)(v). The number of shares of Class B common stock subject to the new options will be equal to the number of shares of Class B common stock subject to the options that are accepted for exchange and cancelled. Each option holder will be granted new options to purchase that number of shares of Class B Common Stock equal to the number set forth on the table in the option holder's election form.

     This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended.

     The information in the offer, a copy of which is filed with this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(v) hereto, is incorporated herein by reference in answer to items 1 through 11 in this Tender Offer Statement on Schedule TO. The following items are inapplicable: Item 7 (the information required by Item 1007(d) of Regulation M-A); Item 9 (the information required by
Item 1009(a) of Regulation M-A); Item 10 (the information required by Item 1010(b) of Regulation M-A); and Item 13.

Item 12. Exhibits

  (a)(1)(i) Offer to Exchange Certain Outstanding Options dated January 7, 2002, as amended January 17, 2002.

  (a)(1)(ii) Letter and E-mail Communication to Infonet Services Corporation Employees from Jose Collazo, dated January 7, 2002.*

  (a)(1)(iii) E-mail Communication to Infonet Services Corporation Employees dated January 7, 2002.*

  (a)(1)(iv) Cover Memo from Sue Murray to Eligible Infonet Employees referencing Copies of Option Agreements that are Eligible for Exchange.*

  (a)(1)(v)         Election Concerning Exchange of Stock Options Form.*

  (a)(1)(vi) Form of E-mail Communication to Tendering Option Holders Confirming Receipt of Election Concerning Exchange of Stock Options Form.*

  (a)(1)(vii)       Notice of Election to Withdraw Options*

  (a)(1)(viii)      E-mail Communication to Eligible Infonet Services
                    Corporation Employees to be delivered on or around February
                    4, 2002.*

  (a)(1)(ix)        Form of Rights Letter.*

  (a)(1)(x)         Form of E-mail Communication to Rejected Tendering Option
                    Holders.*

  (a)(1)(xi) E-mail Communication to Eligible Infonet Services Corporation Employees to be delivered on or around August 19, 2002.*

  (a)(1)(xii) Infonet Services Corporation's Annual Report on Form 10-K for the period ended March 31, 2001. Filed with the Securities and Exchange Commission on June 28, 2001 and incorporated herein by reference.

  (a)(1)(xiii)      Infonet Services Corporation's Quarterly Report on Form 10-Q
                    for the period ended September 30, 2001. Filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.

  (a)(1)(xiv) Announcement of Employee Meetings to discuss Stock Option Exchange Program to be delivered to Eligible Employees on or after January 17, 2002.

  (a)(1)(xv) Presentation Materials to be Distributed at Employee Meetings to Discuss Stock Option Exchange Program.

  (a)(2)            Not applicable.

  (a)(3)            Not applicable.

  (a)(4)            Not applicable.

    (b)             Not applicable.

  (d)(1) Infonet Services Corporation Restated Certificate of Incorporation. Filed as Exhibit 3.1 with Infonet Services Corporation's Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 24, 1999 (File No. 333-88799) and incorporated herein by reference.

  (d)(2)            Infonet Services Corporation Amended and Restated Bylaws.
                    Filed as Exhibit 3.2 with Infonet Services Corporation's Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 24, 1999 (File No. 333-88799) and incorporated herein by reference.

  (d)(3) Form of Amended and Restated Stockholders Agreement (Effective December 16, 1999). Filed as Exhibit 9.1 with Infonet Services Corporation's Registration Statement on Form S-1/A filed with the Securities Exchange Commission on December 3, 1999 (File No. 333-88799) and incorporated herein by reference.

  (d)(4) Infonet Services Corporation 1999 Stock Option Plan. Filed as Exhibit 10.3 with Infonet Services Corporation's Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 15, 1999 (File No. 333-88799) and incorporated herein by reference.

  (d)(5)            Form of Infonet Services Corporation Incentive Stock
                    Option Award Agreement pursuant to the Infonet Services Corporation 1999 Stock Option Plan. Filed as Exhibit 10.3(a) with Infonet Services Corporation's Form 10-Q for the period ended September 30, 2001 filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.

  (d)(6) Form of Infonet Services Corporation Stock Option Award Agreement pursuant to the Infonet Services Corporation 1999 Stock Option Plan. Filed as Exhibit 10.3(b) with Infonet Services Corporation's Form 10-Q for the period ended September 30, 2001 filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.

  (d)(7) Infonet Services Corporation 2000 Omnibus Stock Plan. Filed as Exhibit 10.18 with Infonet Services Corporation's definitive Proxy Statement for the 2000 Annual Stockholders Meeting filed with the Securities and Exchange Commission on July 27, 2000, as amended by Amendment No. 1, filed with Infonet Services Corporation's Form 10-Q for the period ended December 31, 2000, and Amendment No. 2, filed with Infonet Services Corporation's definitive Proxy Statement for the 2001 Annual Stockholders Meeting filed with the Securities and Exchange Commission on July 9, 2001 and incorporated herein by reference.

  (d)(8) Infonet Services Corporation 2000 Omnibus Stock Plan Non-qualified Stock Option Award Agreement for Officers, Directors and Senior Employees. Filed as Exhibit 10.18(a) with Infonet Services Corporation's Form 10-Q for the period ended September 30, 2001 filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.

  (d)(9) AUCS Services Agreement dated as of September 30, 1999 and Amended AUCS Services Agreement. Filed as Exhibit 10.12 Infonet Services Corporation's Registration Statement on Form S-1 and Infonet Services Corporation's Annual Report on Form 10-K for the period ended March 31, 2001 filed with the Securities and Exchange Commission on October 12, 1999 (File No. 333-88799) and on June 28, 2001, respectively, and incorporated herein by reference.

    (g)             Not applicable.

    (h)             Not applicable.

*  Previously filed.

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                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 16, 2002               INFONET SERVICES CORPORATION


                                       By:  /s/ Paul A. Galleberg
                                          --------------------------------------
                                          Name:    Paul A. Galleberg
                                          Title:   Senior Vice President,
                                                   General Counsel and Secretary

  (a)(1)(i) Offer to Exchange Certain Outstanding Options dated January 7, 2002, as amended January 17, 2002.

  (a)(1)(ii) Letter and E-mail Communication to Infonet Services Corporation Employees from Jose Collazo, dated January 7, 2002.*

  (a)(1)(iii) E-mail Communication to Infonet Services Corporation Employees dated January 7, 2002.*

  (a)(1)(iv) Cover Memo from Sue Murray to Eligible Infonet Employees referencing Copies of Option Agreements that are Eligible for Exchange.*

  (a)(1)(v)         Election Concerning Exchange of Stock Options Form.*


  (a)(1)(vi) Form of E-mail Communication to Tendering Option Holders Confirming Receipt of Election Concerning Exchange of Stock Options Form.*

  (a)(1)(vii)       Notice of Election to Withdraw Options*

  (a)(1)(viii)      E-mail Communication to Eligible Infonet Services
                    Corporation Employees to be delivered on or around February
                    4, 2002.*

  (a)(1)(ix)        Form of Rights Letter.*

  (a)(1)(x)         Form of E-mail Communication to Rejected Tendering Option
                    Holders.*

  (a)(1)(xi) E-mail Communication to Eligible Infonet Services Corporation Employees to be delivered on or around August 19, 2002.*

  (a)(1)(xii) Infonet Services Corporation's Annual Report on Form 10-K for the period ended March 31, 2001. Filed with the Securities and Exchange Commission on June 28, 2001 and incorporated herein by reference.

  (a)(1)(xiii)      Infonet Services Corporation's Quarterly Report on Form 10-Q
                    for the period ended September 30, 2001. Filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.

  (a)(1)(xiv) Announcement of Employee Meetings to Discuss Stock Option Exchange Program to be delivered to Eligible Employees on or after January 17, 2002.

  (a)(1)(xv) Presentation Materials to be Distributed at Employee Meetings to Discuss Stock Option Exchange Program.

  (a)(2)            Not applicable.

  (a)(3)            Not applicable.

  (a)(4)            Not applicable.

    (b)             Not applicable.

  (d)(1) Infonet Services Corporation Restated Certificate of Incorporation. Filed as Exhibit 3.1 with Infonet Services Corporation's Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 24, 1999 (File No. 333-88799) and incorporated herein by reference.

  (d)(2)            Infonet Services Corporation Amended and Restated Bylaws.
                    Filed as Exhibit 3.2 with Infonet Services Corporation's Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 24, 1999 (File No. 333-88799) and incorporated herein by reference.

  (d)(3) Form of Amended and Restated Stockholders Agreement (Effective December 16, 1999). Filed as Exhibit 9.1 with Infonet Services Corporation's Registration Statement on Form S-1/A filed with the Securities Exchange Commission on December 3, 1999 (File No. 333-88799) and incorporated herein by reference.

  (d)(4) Infonet Services Corporation 1999 Stock Option Plan. Filed as Exhibit 10.3 with Infonet Services Corporation's Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 15, 1999 (File No. 333-88799) and incorporated herein by reference.

  (d)(5) Form of Infonet Services Corporation Incentive Stock Option Award Agreement pursuant to the Infonet Services Corporation 1999 Stock Option Plan. Filed as Exhibit 10.3(a) with Infonet Services Corporation's Form 10-Q for the period ended September 30, 2001 filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.

  (d)(6) Form of Infonet Services Corporation Stock Option Award Agreement pursuant to the Infonet Services Corporation 1999 Stock Option Plan. Filed as Exhibit 10.3(b) with Infonet Services Corporation's Form 10-Q for the period ended September 30, 2001 filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.

  (d)(7)       Infonet Services Corporation 2000 Omnibus Stock Plan. Filed as
               Exhibit 10.18 with Infonet Services Corporation's definitive Proxy Statement for the 2000 Annual Stockholders Meeting filed with the Securities and Exchange Commission on July 27, 2000, as amended by Amendment No. 1, filed with Infonet Services Corporation's Form 10-Q for the period ended December 31, 2000, and Amendment No. 2, filed with Infonet Services Corporation's definitive Proxy Statement for the 2001 Annual Stockholders Meeting filed with the Securities and Exchange Commission on July 9, 2001 and incorporated herein by reference.

  (d)(8) Infonet Services Corporation 2000 Omnibus Stock Plan Non-qualified Stock Option Award Agreement for Officers, Directors and Senior Employees. Filed as Exhibit 10.18(a) with Infonet Services Corporation's Form 10-Q for the period ended September 30, 2001 filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.

  (d)(9) AUCS Services Agreement dated as of September 30, 1999 and Amended AUCS Services Agreement. Filed as Exhibit 10.12 Infonet Services Corporation's Registration Statement on Form S-1 and Infonet Services Corporation's Annual Report on Form 10-K for the period ended March 31, 2001 filed with the Securities and Exchange Commission on October 12, 1999 (File No. 333-88799) and on June 28, 2001, respectively, and incorporated herein by reference.

    (g)        Not applicable.

    (h)        Not applicable.

     * Previously filed